Exhibit 99

Section 303A
Annual CEO Certification

As the Chief Executive Officer of Rowan Companies plc (RDC) and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE's Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company's Domestic Company Section 303A Annual Written Affirmation.

By:  /s/   W. Matt Ralls

Title:   Chief Executive Officer and President

Certification is:  Without Qualification

Certification Date:  Aug 14, 2012